Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Dendreon Corporation’s 2000 Equity Incentive Plan, as amended, and 2000 Employee Stock Purchase Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements of Dendreon Corporation, Dendreon Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, incorporated by reference in its Registration Statements (Form S-8 No. 333-39634 and Form S-8 No. 333-107551) and included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
May 24, 2007